UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 15, 2006

OCEAN WEST HOLDING CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-49971	71-087-6958
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

26 Executive Park, Suite 250, Irvine, CA 92614
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (949) 861-2590

N/A
_____________________________________________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

[  ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

Item 1.01.    Entry into Material Definitive Agreement.

On June 15, 2006, Ocean West Holding Corporation (the “Company”), d/b/a AskMeNow, a wholly-owned subsidiary of the Company, entered into a Services Agreement (the “Agreement”) with Mobile ESPN LLC, a Delaware limited liability company (“ESPN”) with an effective date of June 1, 2006 (the “Effective Date”). Pursuant to the Agreement, the Company will provide answers to sport questions submitted by end-users of ESPN via its mobile phone service. The term of the Agreement is for one year from the Effective Date, and will renew thereafter automatically for additional successive one-year periods, unless either party provides 30-day written notice prior to the end of the then applicable term. ESPN has agreed to pay the Company certain fees for all successful responses provided to ESPN’s end-users’ questions in accordance with the terms of the Agreement.

The Company has indemnified ESPN against, among other things, any claims ESPN may incur in connection with any of the services or answers provided by the Company to ESPN’s end-users pursuant to the Agreement, provided that if ESPN substantively modifies an answer before providing it to end-users, ESPN shall be responsible for any claims arising out of ESPN’s modification to the Answer. ESPN has indemnified the Company against any claims that ESPN may incur, due to any negligent or wrongful acts or omissions, including but not limited to, breach of the Agreement, of ESPN, its agents or employees, in the performance of its obligations thereunder. ESPN may terminate the Agreement if, among other things: (i) the Company is unable or fails to perform fully the services required; (ii) the Company has materially breached the Agreement and such breach is not cured within 10 days of notification; or (iii) ESPN ceases to offer the question and answer service referenced above, on 30 days’ prior written notice.

Item 9.01.    Financial Statements and Exhibits.

(d)	Exhibits.

Number	Description

10.1	Services Agreement, dated as of June 1, 2006, by and between Ocean West Holding Corporation and Mobile ESPN LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 20, 2006

OCEAN WEST HOLDING CORPORATION

By:	/s/ Darryl Cohen
Darryl Cohen
Chief Executive Officer